Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of January 1, 2019 (the “Effective Date”) and is between Argo Group US, Inc., a Delaware company (the “Company”), and Kevin J. Rehnberg (the “Employee”).

RECITALS:

WHEREAS, the Company desires to employ the Employee as President, Group Chief Administrative Officer and Head of the Americas of the Company.

WHEREAS, the Employee desires to accept such employment as President, Group Chief Administrative Officer and Head of the Americas of the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.

Term of Employment. The period of employment of the Employee by the Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall continue through December 31, 2022 (the “End Date”). Unless earlier terminated in accordance with Section 6 hereof, the Employment Period shall terminate on the End Date.

2.

Duties. The Employee agrees to serve the Company in the position of President, Group Chief Administrative Officer and Head of the Americas, reporting to the Chief Executive Officer of the Company or the President of the Company’s ultimate parent, Argo Group International Holdings, Ltd. (“Argo Group International”, together with its subsidiaries and affiliates, “Argo Group”), and to perform diligently and to the best of his abilities the duties and services pertaining to such office. Unless otherwise agreed by the Company and the Employee, the Employee’s principal place of business with the Company shall be in San Antonio, Texas. The Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. The Employee acknowledges and agrees that the Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and further agrees not to engage or participate in any act that would injure the business, interests, or reputation of the Company or any of its Affiliates. In keeping with these duties, the Employee shall make full disclosure to the Board of Directors of the Company (the “Board”) of all business opportunities pertaining to the business of the Company or its Affiliates and should not appropriate for the Employee’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company and its Affiliates. It is understood that the Employee shall travel to such extent as may be reasonably required in connection with the performance of his duties.

3.	Compensation.

(a)

Base Salary. The Company shall pay to the Employee an initial base annual salary of $750,000 (the “Base Salary”), less all applicable legal deductions and/or withholding. The Base Salary shall be payable in accordance with the Company’s policies in effect from time to time, but in any event no less frequently than monthly. The Base Salary shall be reviewed annually by the Company for possible increase (but not decrease) and the Company may, in its sole discretion, choose to increase the Base Salary during the Employment Period of this Agreement. If the Base Salary is increased by the Company, such Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)

Incentive Bonus. In addition to the Base Salary, during the Employment Period, the Employee may, in the sole discretion of the Board, be awarded an annual incentive bonus based upon the achievement of specific Company objectives as determined by the Company and set forth in a separate written bonus plan (the “Bonus Plan”). Employee will be eligible to participate in the Bonus Plan at a target participation rate of $863,000. Any annual incentive bonus awarded to the Employee shall be paid in accordance with the Bonus Plan.

(c)

Equity Compensation. The Employee shall be entitled to participate in Argo Group International’s 2014 Long-Term Incentive Plan (or any successor long-term incentive plan) at a target participation rate of $1,000,000, subject to the terms and conditions of such plan as in effect from time to time.

(d)

Benefits. As additional compensation for the Employee, the Company shall provide or maintain for Employee medical, welfare and health insurance benefit plans on the same terms and conditions as are made available to all employees of the Company generally, subject to the terms and conditions of such plans as in effect from time to time.

4.	Vacation. Employee shall be entitled to a reasonable vacation(s) during each year of his employment under this Agreement pursuant to the Company’s Paid Time Off policy as in effect from time to time.

5.

Reimbursement For Expenses. The Company shall reimburse the Employee for all reasonable and necessary business expenses incurred by him in the performance of his duties during the Employment Period, provided that such expense is submitted in accordance with the Company’s policies and procedures as in effect from time to time. In no event shall expenses eligible for reimbursement be reimbursed later than December 31 of the year following the calendar year in which the Employee incurred the related expense. Any reimbursement in one calendar year may not affect the amount that may be reimbursed in any other calendar year and a right to reimbursement may not be exchanged or liquidated for another benefit or payment.

6.	Termination of Agreement.

(a)	Death. This Agreement shall automatically terminate upon the death of the Employee.

(b)

Disability. If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given after such six (6) month period, the Employee shall not have returned to the substantial performance of his duties on a full-time basis (“Disability”), the Company shall have the right to terminate the Employee’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Any dispute between the Employee and the Company regarding whether the Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of the Agreement. The Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

(c)

Termination by the Company for Cause. The Company may terminate this Agreement and the Employee’s employment with the Company upon written notice to the Employee at any time for Cause in accordance with the procedures provided below.

(d)	For purposes of this Agreement, “Cause” shall mean:

(i)

other than as a result of the Employee having a Disability, the willful and continued failure by the Employee to substantially perform his duties with the Company within a reasonable period of time after a written demand for substantial performance is delivered to the Employee by the Company, which demand shall specifically identify the manner in which the Company believes that the Employee has not substantially performed his duties;

(ii)	the entry of a plea of guilty or nolo contendere to, or judgment entered after trial finding the Employee guilty of, any felony or crime of moral turpitude;

(iii)

willfully engaging by the Employee in conduct that violates Argo Group’s written policies (including, but not limited to, Argo Group’s Code of Conduct & Business Ethics) or that the Employee knows or reasonably should know is materially detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and Affiliates, monetarily or otherwise;

(iv)	without limiting the generality of Section 6(d)(i), the breach or threatened breach of any of the provisions of Sections 8 or 9; or

(v)

a final ruling (or interim ruling that has not been stayed by appeal) in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding, which would in any material way limit, as determined by the Board, the Employee’s ability to perform under this Agreement now or in the future.

The Employee shall have 15 calendar days from the giving of written notice within which to cure and during which period the Company cannot terminate his employment under this Agreement for the stated reasons and, if so cured, after which the Company cannot terminate his employment under this Agreement for the stated reasons; provided, however, that this sentence shall not apply with respect to events which by their nature cannot be cured.

(e)

Termination By the Company Without Cause. The Company may terminate this Agreement and the Employee’s employment with the Company at any time, and for any reason, by providing at least thirty (30) days written notice to the Employee.

(f)

Termination by the Employee. The Employee may terminate this Agreement and the Employee’s employment with the Company at any time, and for any reason, by providing at least thirty (30) days written notice to the Company.

7.	Effect of Termination. Upon the termination of this Agreement, no rights of the Employee which shall have accrued prior to the date of such termination shall be affected in any way.

(a)	Upon Death or Disability of the Employee.

During the Employment Period, if the Employee’s employment is terminated due to his death or Disability, the Employee’s estate or the Employee, as applicable, shall be entitled to receive (A) the Base Salary set forth in Section 3 accrued through the date the Employee’s employment is terminated, (B) any amounts owing to the Employee for reimbursement of expenses properly incurred by the Employee prior to the date the Employee’s employment is terminated and which are reimbursable in accordance with Section 5, (C) any other vested accrued benefits of the Employee under the plans, programs and arrangements of the Company (items (A), (B) and (C), collectively, the “Accrued Benefits”), and (D) and any incentive bonus Fully-Earned through the date of such termination. “Fully-Earned” shall mean that for purposes of determining whether the Employee shall be entitled to an incentive bonus, that such Employee shall be treated as if he had been employed through the last date of the regular period for determining whether or not an incentive bonus is payable in the standard manner that all such employees are evaluated even though the Employee is no longer employed by the Company, and his eligibility for an incentive bonus, if any, shall be determined accordingly. Further, from the date of the Employee’s termination through the eighteenth (18) month anniversary thereof, the Employee or, in the event of the Employee’s death, the Employee’s eligible dependents (including a surviving spouse), shall be entitled to continued participation in all health and medical plans or programs in which the Employee or such eligible dependents, as applicable, were participating on the termination date and, subject to Section 5, the Company agrees to continue paying the same portion of the premiums for such coverage as the Company paid for the Employee or eligible dependents immediately prior to the termination date.

(b)	By the Company Without Cause.

If the Employee’s employment with the Company is terminated under Section 6(e) and such termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any related regulations or other guidance promulgated thereunder (“Section 409A”)), and as consideration for the Employee’s continuing obligations under Sections 8 and 9 hereof:

(i)

The Employee shall be entitled to receive (A) the Accrued Benefits and (B) any earned but unpaid annual cash incentive award for the year preceding the year in which the Employee’s employment is terminated;

(ii)

The Employee shall be entitled to receive any target annual cash incentive award for the year in which the Employee’s employment is terminated, pro-rated to reflect the Employee’s time of service for such year through the Employee’s date of termination; provided, that, such target annual cash incentive award shall be paid on the first day of the month coincident with or first following the sixtieth (60th) day following the date of termination; provided, further, that if the Employee is a “specified employee” (within the meaning of Section 409A of the Code), payment of such target annual cash incentive award may be subject to delay in accordance with Section 7(d);

(iii)

All unvested equity awards previously awarded to the Employee by the Company shall remain outstanding, shall continue to vest and shall be paid or settled in accordance with the terms of the applicable award agreements as if no termination had occurred and the Employee had remained employed by the Company through the applicable vesting date, with the vesting of any outstanding performance-based equity awards to be determined based on actual performance through the end of the applicable performance period. All outstanding, unvested stock options shall remain exercisable for a period of ninety (90) days following the last vesting date of the stock option, but not beyond the original term of the stock option. In the event of the Employee’s involuntary termination of employment without Cause within two years following a Change in Control (as defined in Argo Group International’s 2014 Long-Term Incentive Plan or any successor long-term incentive plan), all outstanding unvested equity awards shall immediately become vested upon the date of such termination of employment.

(iv)

The Company shall pay the Employee as severance an amount equal to one (1) times (or, if a Change in Control has then occurred or is reasonably expected to occur, two (2) times) the sum of (A) the Employee’s Base Salary and (B) the Employee’s target annual cash incentive award for the year in which his employment is terminated (or, if a target annual cash incentive award has not been established for the Employee for such year as of the date his employment is terminated, the Employee’s target annual cash incentive award for the year prior to the year in which his employment is terminated), such amount to be paid in installments over the period of twelve (12) months in accordance with the Company’s regular payroll practices (“Severance Pay”); provided, however, that the first such severance payment shall be paid on the first day of the month coincident with or first following the sixtieth (60th) day following the date of termination in an amount equal to the severance payments that would have otherwise been paid during that sixty (60) day period; and provided, further, that if the Employee is a “specified employee” (within the meaning of Section 409A of the Code) and any such installment payments are scheduled to be paid after March 15 of the year following termination of employment, the payment of severance may be further delayed as described in Section 7(d);

(v)

The Employee shall be eligible for continuation of health benefits pursuant to Section 3(d) (subject to compliance with the applicable plan provisions) at the active employee rate until the Employee obtains reasonably equivalent coverage or for eighteen (18) months from the date of termination, whichever is earlier (“Severance Benefits”); provided, however, that (A) such benefit continuation coverage shall be considered part of the benefit continuation coverage which the Employee is entitled to receive under COBRA, and (B) the Employee timely elects COBRA coverage;

(vi)

It shall be a condition precedent of payment or provision to the Employee of Severance Pay or Severance Benefits pursuant to this Section 7(b) that: (A) within sixty (60) days following the date of termination the Employee executes (and then with all revocation periods expired) a full and complete release of the Company and its subsidiaries and affiliates in the form attached as Exhibit A (the “Release”); and (B) the Employee remains in full compliance with Sections 8 and 9. For clarity, if the Employee revokes the Release or breaches in any material respect any of his obligations under Sections 8 or 9, which breach is not cured within thirty (30) days following written notice from the Company, the Company, in addition to all other remedies set forth in this Agreement, will have no further obligation to pay Severance Pay or Severance Benefits and will be entitled to all other remedies set forth in this Agreement;

(vii)	The Employee shall remain bound by the restrictive covenants and obligations contained in Sections 8 and 9; and

(viii)	Except as provided for in this Section 7(b), the Employee shall not have any rights which have not previously accrued upon termination of this Agreement.

(c)

By the Company for Cause; By the Employee; Expiration of this Agreement. If the Employee’s employment with the Company is terminated pursuant to Section 6(c) or Section 6(f) or upon the expiration of this Agreement on the End Date, the Employee shall be entitled to receive the Accrued Benefits and the Employee shall not be entitled to any other benefits (unless otherwise required by law).

(d)

Six Month Delay. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code) at the time of the Employee’s “separation from service” (within the meaning of Section 409A of the Code) and if any portion of the payments or benefits to be received by the Employee upon the Employee’s separation from service would be considered deferred compensation under Section 409A of the Code, then each portion of such payments and benefits that would otherwise be payable or provided shall instead be paid or made available to the Employee (or his estate if applicable) on the first regular payroll date following the six month anniversary of the Employee’s separation from service or, if earlier, the date of his death.

(e)

Excise Taxes. Notwithstanding any other provision of this Agreement, if any portion of the payments and benefits provided under Section 7 of this Agreement, either alone or together with other payments and benefits which the Employee receives or is then entitled to receive from the Company or its affiliates, or any successor (in the aggregate, “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then, except as otherwise provided in the next sentence, such Total Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Employee would receive in the aggregate greater payments and benefits on an after tax basis if the Total Payments were not reduced pursuant to this Section 7(e), then no such reduction shall be made. For purposes of determining the after tax benefit to the Employee, the Employee’s estimated actual blended marginal rate of federal, state and local income taxation in the calendar year in which the Employee’s termination date occurs shall be utilized. Such marginal rate shall be determined by taking into account (A) the estimated actual net effect on the marginal rate attributable to the deduction of state and local income taxes, (B) the phase out, if any, of itemized deductions, (C) the estimated actual net tax rate attributable to employment taxes, and (D) any other tax provision that in the judgment of the Independent Tax Counsel will actually affect the Employee’s estimated actual blended marginal tax rate. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required deduction in Total Payments with the least reduction in the after-tax economic value to the Employee of such payments. If the after-tax economic value of any payments is equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Employee until the reduction specified herein is achieved. The Independent Tax Counsel shall make a determination as to whether any reasonable compensation value can be ascribed to any non-competition covenants that are applicable to the Employee, and shall factor in any such value in making its determination as to whether the Total Payments would be subject to the excise tax imposed by section 4999 of the Code. The Independent Tax Counsel shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Employee within ten (10) days of the Employee’s termination date. The determination of the Independent Tax Counsel under this Section 7(e) shall be final and binding on all parties hereto. For purposes of this Section 7(e), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Employee (the Employee’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

8.	Confidential Information.

(a)

The Company shall disclose to the Employee, or place the Employee in a position to have access to or develop, trade secrets or confidential information of the Company or its Affiliates; and/or shall entrust the Employee with business opportunities of the Company or its Affiliates; and/or shall place the Employee in a position to develop business good will on behalf of the Company or its Affiliates.

(b)

The Employee acknowledges that during his employment with the Company he occupies a position of trust and confidence and agrees that he shall treat as confidential and shall not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the Company, or information which is disclosed to the Employee or in any acquired by him during his employment with the Company, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public (collectively, “Confidential Information”).

(c)	The confidentiality obligations set forth in (a) and (b) of this Section 8 shall apply during the Employment Period and indefinitely thereafter.

(d)

All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by the Employee, individually or in conjunction with others, during the Employee’s employment with the Company (whether during business hours or otherwise and whether on the premises of the Company or an Affiliate or otherwise) that relate to the business, products or services of the Company or any Affiliate shall be disclosed to the Board and are and shall be the sole and exclusive property of the Company or such Affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of the Employee’s employment for any reason, the Employee promptly shall deliver the same, and all copies thereof, to the Company.

(e)

If, during the Employee’s employment by the Company, the Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of the Employee’s employment.

(f)

Nothing contained herein shall prohibit the Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee is not required to notify the Company that the Employee has made such reports or disclosures.

(g)

Notwithstanding anything to the contrary contain herein, the parties hereto acknowledge that pursuant to 18 USC § 1833(b), the Employee may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the parties hereto acknowledge that if the Employee sues the Company for retaliation based on the reporting of a suspected violation of law, the Employee may disclose a trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Employee does not disclose the trade secret except pursuant to court order.

(h)

The Employee may also disclose Confidential Information to the minimum extent necessary to enforce the terms of this Agreement in any legal proceeding concerning the Employee’s rights or obligations hereunder.

9.	Restrictive Covenants.

(a)	For the purposes of this Section, the following words have the following meanings:

(i)

“Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

(ii)

“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the specialty property and/or casualty insurance business.

(iii)	“Confidential Information” has the meaning ascribed thereto in Section 8.

(iv)

“Customer” means any person or firm or company or other organization whatsoever to whom or which the Company or its Affiliates supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period: (x) the Employee had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of the Employee had material personal dealings pursuant to his or her employment.

(v)

“Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period: (x) the Employee shall have had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of the Employee shall have had material personal dealings pursuant to his or her employment, or (z) the Employee was directly responsible in a client management capacity on behalf of the Company.

(vi)

“Restricted Area” means: (x) the United States, or (y) any geographic area in which the Company or its Affiliates provided Restricted Services and for which the Employee was responsible in the 12 months preceding the date of the Employee’s termination of employment.

(vii)

“Restricted Employee” means any person who on the date of the Employee’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Employee had material contact or dealings in the course of his employment during the Restricted Period;

(viii)	“Restricted Period” means the period of 12 months ending on the last day of the Employee’s employment with the Company.

(ix)	“Restricted Services” means Company Services or any services of the same or of a similar kind.

(b)

The Employee recognizes that, while performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees. The Employee therefore agrees that the restrictions set out in this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of his employment.

(c)

The Employee hereby undertakes with the Company that he will not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company, whether by himself through his employers or employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:

(i)

in competition with the Company or its Affiliates within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, underwriting, distributing, selling, supplying or otherwise dealing with Restricted Services; or

(ii)

in competition with the Company or its Affiliates, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Services from any Customer or Prospective Customer; or

(iii)

employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any person who was during the Restricted Period employed or otherwise engaged by the Company and who by reason of such employment or engagement is reasonably likely to be in possession of any trade secrets or Confidential Information relating to the business of the Company.

(d)

The Employee hereby undertakes with the Company that he shall not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company for any reason, whether the termination is by the Company, by the Employee or due to Disability, without the prior written consent of the Company, whether by himself, through his employers or employees or agents or otherwise, howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation directly or indirectly:

(i)

in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Services;

(ii)	solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, or hire any Restricted Employee.

(e)

The Employee agrees that during the 12 months following the date of termination of his employment, the Employee shall inform the Company, prior to the commencement of employment or any work as an independent contractor, of the identity of any new employer or other entity to which the Employee plans to provide consulting or other services, along with the Employee’s starting date, title, job description and any other information which the Company may reasonably request (and which does not violate any confidentiality obligation of the Employee) to confirm the Employee’s compliance with the terms of this Agreement.

(f)

The Employee shall not, at any time during the Employment Period and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is reasonably likely to be, directly or indirectly, disparaging or be damaging to the Company, or its subsidiaries, or their respective officers, directors, employees, advisors, businesses or reputations. Neither the Company in any formal statement nor the members of the Board and executive officers of the Company shall, at any time during the Employment Period and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which is reasonably likely to be, directly or indirectly, disparaging or be damaging to the Employee or the Employee’s reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Employee or such members of the Board or executive officers from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce the Employee’s or the Company’s respective rights under this Agreement.

(g)

The parties hereto agree that certain matters in which the Employee will be involved during the Employment Period may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Company, the Employee shall cooperate with the Company and its counsel, including with information requests relating to the business or affairs of the Company, as well as any investigation, litigation, arbitration or other proceeding relating to the business or affairs of the Company, other than in connection with any dispute between the Employee and the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s business, employment or personal affairs, including limiting the Employee’s travel to the extent reasonably possible. The cooperation includes the Employee making the Employee available for reasonable periods of time (with due regard for the Employee’s other commitments) upon reasonable notice to the Employee in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred in connection with such cooperation (including legal counsel selected by the Employee and reasonably acceptable to the Company); provided that, if the Company requires the Employee to devote significant time to such cooperation, the Company and the Employee will establish in good faith a reasonable hourly or daily rate for the time spent by the Employee on such cooperation, based on the Employee’s Base Salary as of the Employee’s termination date. Notwithstanding the foregoing, the Employee will have no obligation to cooperate against his own legal interests or that of any then current future employer.

(h)

This Section 9 shall be for the benefit of the Company and each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which the Employee has in the course of his duties for the Company or by reason of rendering services to or holding office in such Affiliate: (x) acquired knowledge of its trade secrets or Confidential Information; or (y) had material personal dealings with its Customers or Prospective Customers; or (z) supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers but so that references in this Section 9 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Affiliate. The obligations undertaken by the Employee pursuant to this Section 9 shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Affiliate or the Company. For the sake of clarity, any written consent of the Company shall be effective against any Affiliate of the Company.

(i)

While the restrictions in this Section 9 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

10.

Remedies for Breach. In addition to the rights and remedies otherwise provided in this Agreement, and without waiving the same if the Employee breaches, or threatens to breach, any of the provisions of Sections 8 or 9, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)

The right and remedy to have such provisions specifically enforced by any court having equitable jurisdiction. The Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Sections 8 or 9 hereof may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b)

The right to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by the Employee as a result of any transactions constituting a breach of any of the provisions of Sections 8 or 9.

(c)

Upon discovery by the Company of a breach or threatened breach of Sections 8 or 9, the right to immediately suspend payments or benefits to the Employee under Sections 3 or 7 pending a resolution of the dispute.

(d)	The right to terminate the Employee’s employment pursuant to Section 6.

11.

Notices. Any notice required or permitted to be given to the Employee pursuant to this Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at his home address as reflected in the Company’s records, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to Argo Group US, Inc.’s General Counsel by registered or certified mail to 175 E. Houston, Suite 1300, San Antonio, Texas 78205, or at such other address as it shall designate by notice to the Employee.

12.

Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall enure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

13.

Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14.	Amendment. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

15.

Effect on Prior Agreements. This Agreement supersedes any and all prior agreements, understandings or offers, oral or written, and negotiations between said parties regarding the subject matter contained herein, including, without limitation, the Executive Employment Agreement, effective as of March 1, 2013, between the Employee and the Company. For the avoidance of doubt, if the Employee becomes entitled to receive the payments and benefits provided for in Section 7(a) or Section 7(b) hereof, as applicable, such payments and benefits shall be in lieu of, and not in addition to, any payments or benefits to which the Employee may otherwise be or become entitled under any Company severance plan, policy or program.

16.	Arbitration.

(a)	Any claim or controversy arising between the Employee and the Company shall be settled by final and binding arbitration in Bexar County, Texas.

(b)

Disputes that must be arbitrated under this Agreement shall include all statutory, contractual, and common law claims and controversies between the Employee and the Company including, without limitation, controversies concerning the construction, performance or breach of this Agreement or any other agreement between the Company and the Employee, whether entered into prior, on or subsequent to the date hereof, claims arising out of or relating to the Employee’s hiring, employment, or termination of employment, and claims of workplace discrimination, harassment and retaliation. Workers’ compensation claims (except any claim asserted pursuant to Tex. Labor Code §451 or any successor provision), claims for unemployment benefits and claims based upon any of the Company’s benefit plans containing a different final and binding dispute procedure are excluded from arbitration.

(c)

This Section 16 and any arbitration hereunder are subject to and controlled by the Federal Arbitration Act, 9 U.S.C. §1, et seq. (“FAA”). Notwithstanding the foregoing, the parties agree that all questions of arbitrability will be submitted to the arbitrator. Additionally, in the event that the FAA is deemed not to apply, the parties agree that any review of the arbitration award shall be strictly limited to the bases provided for under the FAA.

(d)

Submission to arbitration pursuant to this Section 16 may be compelled by any court located in Bexar County, Texas. The parties agree to submit to exclusive jurisdiction and venue in the courts in Bexar County, Texas for purpose of this Subsection 16(d).

(e)

Any party may, without waiving any other rights and remedies under this Agreement, apply to any court located in Bexar County, Texas, to seek any interim or preliminary injunctive relief that is necessary to protect the rights or property of that party, pending the arbitrator’s award or resolution of the controversy. The parties agree to submit to exclusive jurisdiction and venue in the courts in Bexar County, Texas for purpose of this Subsection 16(e).

(f)

The arbitration proceedings under this Section 16 shall be before a single arbitrator and conducted in accordance with the American Arbitration Association’s (AAA) National Rules for the Resolution of Employment Disputes in effect at the time the demand for arbitration is made, which are incorporated herein and are available through the AAA’s website (http://www.adr.org) or the Company’s Human Resource Department, except to the extent they conflict with the specific provisions of this Agreement.

(g)	The arbitrator may award reasonable attorneys’ fees to the prevailing party if such an award would be permitted under the law governing the claim(s) involved.

(h)	The arbitration award may be specifically enforced by any party in any court of competent jurisdiction.

(i)	The parties acknowledge, understand and agree that:

(i)	Each party has had the opportunity to consult with legal counsel regarding this Section 16;

(ii)	By agreeing to arbitrate, the parties give up their rights to sue each other in a court of law and to have a trial by jury;

(iii)	Arbitration awards are final and binding and a parties’ ability to have a court reverse or modify an arbitration award is very limited, as envisioned by and provided for in the FAA;

(iv)

The ability of the parties to conduct discovery (e.g., the ability of the parties to obtain documents, interrogatory answers and witness statements) is within the discretion of the arbitrator and may be more limited than and different from discovery in court proceedings;

(v)	The arbitrator’s award is not required to include factual findings or legal reasoning or otherwise explain the bases for the award;

(vi)	The time limits for bringing a claim and other proceedings in arbitration may be different from the time limits imposed by courts;

(vii)	Each party may be represented by an attorney during the arbitration proceedings;

(viii)	The Employee is still protected by all applicable employment laws, and does not give up any substantive rights to recover damages; and

(ix)	This Section 16 survives the termination of the Employee’s employment and the termination or expiration of this Agreement for any reason.

17.	Applicable Law. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas, without regard to its conflicts of law principles.

18.

Jurisdiction and Venue. The parties agree that any dispute between the parties that is determined to be not subject to arbitration pursuant to Section 16 shall be subject to exclusive jurisdiction and venue in the District Courts in Bexar County, Texas.

19.

No Waiver. The Company’s or the Employee’s failure at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.

Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or unenforceability of any other provision of this Agreement, and the provision shall be reformed to the fullest extent possible or if reformation of such provision is deemed impossible such provision shall be severed from this Agreement, but the remainder of this Agreement shall remain in full force and effect.

21.

Section 409A Compliance. This Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

22.

Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

23.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

24.

Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Employee receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

THE EMPLOYEE UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, IN ACCORDANCE WITH SECTION 16, THIS AGREEMENT IS SUBJECT TO MANDATORY ARBITRATION AND THAT THE EMPLOYEE IS AGREEING IN ADVANCE TO ARBITRATE ANY CONTROVERSIES WHICH ARISE WITH THE COMPANY IN ACCORDANCE WITH THE TERMS OUTLINED THEREIN.

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

Argo Group US, Inc.		Employee:

By:	/s/ Mark E. Watson III	/s/ Kevin J. Rehnberg
	Mark E. Watson III	Kevin J. Rehnberg
Title: Chief Executive Officer

EXHIBIT A

GENERAL RELEASE

Argo Group US, Inc. (the “Company”) and I, Kevin J. Rehnberg, agree as follows:

I. Complete Release

A.

In General: Pursuant to the requirements of Section 7 of my Executive Employment Agreement with the Company, effective as of January 1, 2019 (the “Executive Employment Agreement”), and as consideration for the termination benefits contained therein, I hereby agree to irrevocably and unconditionally release any and all Claims I may now have against the Company and other parties as set forth in this Section I.

B.

Released Parties: The Released Parties are the “Argo Group” entities, which include Argo Group International Holdings, Ltd. and all of its subsidiary holding and operating companies, including, without limitation, the Company, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs); and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection (the “Released Parties” and each a “Released Party”).

C.

Claims Released: I understand and agree that I am releasing all known and unknown claims, demands, promises, causes of action and rights of any type that I may have had or currently have (the “Claims”) against each and every Released Party based on, relating to, or arising out of any fact, act, omission, event, conduct, representation, agreement or other matter whatsoever relating to my employment with the Company and termination of such employment, except that I am not releasing any claim to enforce: (i) this Agreement; (ii) any right, if any, to claim government-provided unemployment benefits; (iii) any rights or claims that wholly arise or accrue after I sign this Agreement; (iv) any right to vested accrued benefits or compensation under Company plans and arrangements; and (v) any right to indemnification by the Company or any of the Released Parties or to coverage under any applicable directors’ and officers’ or other third party liability insurance policy(ies) then maintained by the Company or any Released Parties. I further understand that the Claims I am releasing may arise under many different laws (including statutes, regulations, other administrative guidance and common law doctrines) including but by no means limited to:

1.

Anti-discrimination statutes, all as amended, such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state or local laws prohibiting employment or wage discrimination, including the laws of Texas.

2.

Federal employment statutes, all as amended, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and laws which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

3.

Other laws, as amended, such as any federal, state or local laws providing workers’ compensation benefits (or prohibiting workers’ compensation retaliation), restricting an employer’s right to terminate employees or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

4.

Tort and contract claims, such as claims for wrongful discharge, negligence, negligent hiring, negligent supervision, negligent retention, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, promissory estoppel, and similar or related claims.

5.

Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to my employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities.

D.

Unknown Claims: I understand that I am releasing Claims about which I may be unaware. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue or learn of facts or other matters about which I now am unaware, and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

II. Promises, Warranties, And Representations

A.

Employment Termination: I understand and agree that my employment with the Company terminated on                                         . I also understand and agree that I have no right of rehire or reinstatement with any Released Party, regardless of location, and that each and every Released Party is under no obligation to rehire or reinstate me. I also acknowledge and understand that the failure of a Released Party to rehire or reinstate me is in no way discriminatory or retaliatory in nature.

B.

Pursuit of Released Claims: I affirm that I have not filed, have not caused to be filed, and am not presently party to, any actions, grievances, arbitrations, complaints, claims or other legal proceedings against or relating to any Released Party in any forum. To the extent permitted by law, I agree not to, directly or indirectly, file, initiate, encourage, aid or assist in any investigations, actions, grievances, arbitrations, complaints, claims or other legal proceedings against or relating to any Released Party. Notwithstanding the foregoing, I understand that nothing in this General Release prohibits me from: (i) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA; or (ii) making or asserting: (A) any claim or right which cannot be waived under applicable law, including but not limited to the right to file a charge with, provide information to or participate in an investigation or proceeding conducted by the Texas Workforce Commission Civil Rights Division, the Equal Employment Opportunity Commission or other federal, local or state governmental agency charged with enforcing anti-discrimination laws, or the National Labor Relations Board; (B) any right I have to any payments or benefits pursuant to Section 7(b) of the Executive Employment Agreement; (C) any right I have to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Securities Act of 1974, as amended); and (D) any rights I have or claims that may arise after the date this General Release is executed. I further agree and covenant that should any person, entity, organization, or federal, state or local governmental agency institute an investigation, action, grievance, arbitration, complaint, claim or other legal proceeding involving any matter encompassed by the release set forth in Section 1, I shall not be entitled to recover and expressly waive any right to seek, accept or recover any monetary relief or other individual remedies.

C.

Execution of this Agreement: I understand and agree that, but for my execution of this General Release, including claims under the ADEA, and the fulfillment of the promises contained therein, I would not be entitled to receive the benefit continuation coverage or severance pay described in Section 7((b) of the Executive Employment Agreement.

D.	Company Property: Before accepting any monetary payments from the Company, I promise to comply with my obligation under Section 8(d) of the Executive Employment Agreement.

E.	Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Release. I agree that the Company may withhold all taxes it determines it is legally required to withhold.

F.

Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so. In addition to any other remedies, rights or defenses that may be available to the Released Parties by virtue of this General Release or my breach hereof, I will pay the reasonable attorneys’ fees, costs, expenses and any damages the Released Parties incur as a result of my breach of this representation or if this representation was false when made.

G.	Implementation: I agree to sign any documents and do anything else that is necessary in the future to implement this Agreement.

III. Miscellaneous

A.

Entire Agreement: This is the entire agreement between me and the Company with respect to my release of Claims against the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official with reference to this Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to accept this General Release, except for those set forth in this General Release and my Executive Employment Agreement.

B.

Successors: This Agreement binds my heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

C.

Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the singular or plural shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

D.

Governing Law, Mandatory Arbitration and Venue: This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas, without regard to its conflicts of law principles. Any claim or controversy arising between Executive and the Company and/or Argo Group, shall be settled by final and binding arbitration in Bexar County, Texas pursuant to Section 16 of the Executive Employment Agreement, which is incorporated by reference herein. I acknowledge and agree that I have read Section 16 of the Executive Employment Agreement and understand that it contains a mandatory arbitration provision and that I am agreeing in advance to arbitrate any controversies which arise in connection with this General Release and my Executive Employment Agreement. I agree that any dispute between the parties that is determined to be not subject to arbitration pursuant to Section 16 shall be subject to exclusive jurisdiction and venue in the Texas District Court in Bexar County, Texas.

IV. Notice, Time for Consideration and Revocation Period

A.

THE GENERAL RELEASE OF CLAIMS CONTAINED IN THIS AGREEMENT CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING WITHOUT LIMITATION, ALL CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND ANY SIMILAR STATE LAWS. THIS GENERAL RELEASE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE IT IS EXECUTED;

B.	I AGREE THAT I AM WAIVING RIGHTS AND CLAIMS I MAY HAVE IN EXCHANGE FOR CONSIDERATION WHICH IS IN ADDITION TO THINGS OF VALUE TO WHICH I MAY ALREADY BE ENTITLED;

C.	I UNDERSTAND AND AGREE THAT I HAVE BEEN ADVISED THAT I HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY OF MY CHOOSING PRIOR TO EXECUTING THIS GENERAL RELEASE;

D.

IF TERMINATED AS PART OF A TERMINATION OR EXIT INCENTIVE PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES, I ACKNOWLEDGE i) THAT I HAVE AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE BEFORE EXECUTING IT; AND ii) THAT I HAVE RECEIVED WRITTEN NOTICE FROM THE COMPANY WHICH INFORMS ME OF THE i) CLASS, UNIT, OR GROUP OF INDIVIDUALS COVERED BY THE PROGRAM, ii) ANY ELIGIBILITY FACTORS FOR SUCH PROGRAM, iii) ANY TIME LIMITS APPLICABLE TO SUCH PROGRAM, AND iv) THE JOB TITLES AND AGES OF ALL INDIVIDUALS THAT ARE AND ARE NOT ELIGIBLE OR SELECTED FOR THE PROGRAM.

E.

I UNDERSTAND THAT IN THE EVENT THAT I AM FORTY (40) YEARS OF AGE OR OLDER AT THE TIME OF TERMINATION, I WILL HAVE AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE BEFORE EXECUTING IT; AND

F.

I UNDERSTAND THAT SHOULD THE PROVISIONS OF (D) AND (E) ABOVE NOT OTHERWISE APPLY, I HAVE SEVEN (7) DAYS FOLLOWING MY EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT BY DELIVERING WRITTEN NOTICE OF SUCH REVOCATION TO THE COMPANY AND THAT THE GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

Executed on this                  day of                                 , 20      .

Kevin J. Rehnberg

Executed on this                  day of                                 , 20      .

ARGO GROUP US, INC.

By:

Title: